May 6, 2002

ENSCO International Incorporated
2700 Fountain Place
1445 Ross Avenue
Dallas, Texas  75202

Re:  Registration Statement on Form S-3, (No. 33-42965, 33-46500, 33-49590, 33-43756, 33-64642, 333-03575, and 333-3789), Form S-8 (No. 333-58625, 33-14714, 33-32447, 33-35862, 33-40282, and 33-41294), and its Form 10Q for the three months ended March 31, 2002.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 15, 2002 related to our review of interim financial information for the three months ended March 31, 2002.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act. It should be noted, we have not performed any procedures subsequent to April 15, 2002.

/s/ KPMG LLP

Dallas, Texas